Exhibit 99.1

Company Contact: Michael J. Fitzpatrick Chief Financial Officer OceanFirst Financial Corp. Tel: (732)240-4500, ext. 7506 Fax: (732)349-5070 email:Mfitzpatrick@oceanfirst.com

FOR IMMEDIATE RELEASE

OceanFirst Financial Corp.

ANNOUNCES QUARTERLY EARNINGS,

CONTINUATION OF DIVIDEND AND ANNUAL MEETING DATE

TOMS RIVER, NEW JERSEY, January 24, 2008…OceanFirst Financial Corp. (NASDAQ:OCFC), the holding company for OceanFirst Bank, today announced that diluted earnings per share for the quarter ended December 31, 2007 rose to $.26 from a loss of $.13 for the corresponding prior year period. For the year ended December 31, 2007 the diluted earnings per share was $.09 as compared to diluted earnings per share of $1.07 for the corresponding prior year period. The Company also announced that its Board of Directors declared a regular quarterly cash dividend of $.20 per share—covering the three month period ended December 31, 2007—to be paid on February 15, 2008, to shareholders of record on February 1, 2008.

During the second quarter, the Bank decided to discontinue operations at the Westchester County, New York office of Columbia Home Loans, LLC (“Columbia”), the Bank’s mortgage banking subsidiary which was completed prior to September 30, 2007. Furthermore, in the third quarter, the Bank determined to completely shutter all of Columbia’s loan origination activity and discontinued the two remaining small loan production offices prior to December 31, 2007. The Bank retained Columbia’s loan servicing portfolio. This planned shutdown was the result of the significant operating losses incurred by Columbia from the fourth quarter of 2006 through the second quarter of 2007 related to their origination of subprime mortgage loans. For the quarter and year ended December 31, 2007, Columbia recorded a net loss of $627,000 and $14.2 million, respectively. Absent the closure, the Company expected Columbia to continue to incur operating losses for the foreseeable future. A portion of the revenue and expenses related to the retained loan servicing portfolio are expected to continue.

Discussing the results, CEO John R. Garbarino commented on the improved profitability over the second half of the year as compared to the first half of the year and again expressed confidence that, absent some holdover administrative expenses attributable to Columbia, the previous subprime lending losses had been successfully recognized, contained and provided for. “The expansion of our net interest margin during the quarter, both on a linked basis and as compared to the prior year quarter, has enhanced the profitability of our core banking operations even as we continue to recognize residual operating expenses associated with the Columbia shuttering. We are also pleased to acknowledge our forty-fourth consecutive quarterly cash dividend, reflective of our confidence in the future performance of the Company.”

Results of Operations

Net interest income for the quarter and year ended December 31, 2007 decreased to $13.0 million and $52.9 million, respectively, as compared to $13.8 million and $58.1 million, respectively, in the same prior year periods, reflecting lower levels of average interest-earning assets and, for the year ended December 31, 2007, a lower net interest margin as compared to the prior year. Average interest-earning assets decreased by $129.3 million and $59.1 million, respectively, for the quarter and year ended December 31, 2007, as compared to the same prior year periods, partly reflective of the discontinuance of Columbia’s mortgage banking operations. For the quarter ended December 31, 2007 the net interest margin increased to 2.83% as compared to 2.81% in the same prior year period. The yield on interest-earning assets decreased to 6.06% for the quarter ended December 31, 2007, as compared to 6.08% for the same prior year period. The cost of interest-bearing liabilities also decreased, however, to 3.51% for the quarter ended December 31, 2007, as compared to 3.57% in the same prior year period. The net interest margin decreased to 2.79% for the year ended December 31, 2007 from 2.98% in the same prior year period. The yield on interest-earning assets increased to 6.07% for the year ended December 31, 2007, as compared to 5.97% for the same prior year period. The cost of interest-bearing liabilities also increased, however, to 3.57% for the year ended December 31, 2007, as compared to 3.28% in the same prior year period.

Other income increased to income of $4.1 million for the quarter ended December 31, 2007, as compared to a loss of $4.0 million in the same prior year period. For the quarter ended December 31, 2007, the Company recorded a gain of $627,000 on the sale of loans and lower of cost or market adjustment, as compared to a loss of $7.1 million in the same prior year period. Other income decreased to $2.5 million for the year ended December 31, 2007, as compared to $13.6 million for the same prior year period. For the year ended December 31, 2007 the Company recorded a loss of $11.0 million on the sale of loans and lower of cost or market adjustment as compared to a gain of $1.4 million for the same prior year period. Included in the loss on sale of loans for the year ended December 31, 2007 are mark-to-market charges of $9.4 million incurred by Columbia to reduce loans held for sale to their current fair market value. The mark-to-market charge relates to subprime mortgage loans originated by Columbia which were unable to be sold as planned and remained in inventory through the first quarter. Columbia was able to subsequently sell most of these loans in a bulk sale transaction during the second quarter. Included in the bulk sale were subprime loans with a stated principal balance of $42.6 million for which Columbia recognized an additional loss on sale, net of reserves, of $1.3 million.

Columbia has also established a reserve for repurchased loans to account for Columbia’s obligation to repurchase loans which experienced an “early payment default,” defined as the failure by the borrower to make a payment within a designated period early in the loan term. The early payment defaults primarily relate to subprime mortgage loans, especially those with 100% financing relative to the value of the underlying property. In addition to early payment defaults, Columbia must also repurchase a loan in the event of a breach of a representation or warranty or a misrepresentation during the loan origination process. In March 2007, the Company discontinued the origination of all subprime loans. The reserve for repurchased loans, which is included in other liabilities in the Company’s consolidated statement of financial condition, was $2.4 million at December 31, 2007 and outstanding loan repurchase requests totaled $796,000 at the same date. The reserve for repurchased loans is established to provide for expected losses related to outstanding loan repurchase requests and additional repurchase requests which may be received on loans previously sold to investors. For the quarter ended December 31, 2007, the Company recognized a reversal of the provision for repurchased loans of $300,000, as compared to a provision for repurchased loans of $9.6 million in the same prior year period. For the year ended December 31, 2007, the net provision for repurchased loans was $3.5 million which is included as part of the gain (loss) on sale of loans, as compared to a provision for repurchased loans of $9.6 million in the same prior year period.

At December 31, 2007, the Company was holding subprime loans with a gross principal balance of $6.6 million and a carrying value, net of reserves and lower of cost or market adjustment, of $4.1 million.

Fees and service charges increased $317,000, or 12.0%, and $1.2 million, or 11.3%, for the quarter and year ended December 31, 2007, respectively, as compared to the same prior year periods primarily related to increased fees from trust services and deposit accounts.

Operating expenses amounted to $12.4 million and $53.8 million, respectively, for the quarter and year ended December 31, 2007, as compared to $12.2 million and $52.4 million, respectively, for the corresponding prior year periods. The increases were partly due to the cost of new branches and higher professional fees. Additionally, occupancy expense for the quarter and year ended December 31, 2007 include charges of $385,000 and $760,000, respectively, for lease termination costs at Columbia. For the year ended December 31, 2007 operating expenses include $1.0 million relating to the write-off of the previously established goodwill on the August 2000 acquisition of Columbia. The increase in operating expenses for the quarter and year ended December 31, 2007 as compared to the corresponding prior year periods was partly offset by the discontinuation of operations at Columbia and lower ESOP expense.

Financial Condition

Mortgage loans held for sale decreased by $76.9 million at December 31, 2007 as compared to December 31, 2006 due to the shuttering of Columbia. Deposits decreased to $1,283.8 million at December 31, 2007 from $1,372.3 million at December 31, 2006 as the Bank moderated its pricing relating to certificates of deposit. Total Federal Home Loan Bank borrowings decreased by $59.5 million to $405.0 million at December 31, 2007, as compared to

$464.5 million at December 31, 2006 due to the lower loan balances. Additionally, during the quarter ended June 30, 2007, the Company issued $10.0 million of Trust Preferred Securities to provide additional liquidity at the holding company.

Stockholders’ equity decreased by $8.0 million to $124.3 million at December 31, 2007, as compared to $132.3 million at December 31, 2006. For the year ended December 31, 2007, 49,701 common shares were repurchased at a total cost of $1.1 million. All of these shares were repurchased in the first quarter of 2007. Under the 5% repurchase program authorized by the Board of Directors in July 2006, 489,062 shares remain to be purchased as of December 31, 2007. Stockholders’ equity was further reduced by cash dividend payments and an increase in accumulated other comprehensive loss on unrealized investment losses.

Asset Quality

The Company’s non-performing assets totaled $9.2 million at December 31, 2007, an increase from $4.8 million at December 31, 2006. The increase was primarily due to the subprime loans now held by the Company. The December 31, 2007 amount includes $1.2 million of loans repurchased due to early payment default which were written down to market value on the date of repurchase and $2.8 million of loans previously held-for-sale which were also written down to market value. For the year ended December 31, 2007 the Company realized a net loan charge-off of $470,000.

Conference Call

As previously announced, the Company will host an earnings conference call on Thursday, January 24, 2008 at 11:00 a.m. Eastern time. The direct dial number for the call is

(877) 407-8035. For those unable to participate in the conference call, a replay will be available. To access the replay, dial (877)660-6853, Account #286, Conference ID#268246, from one hour after the end of the call until midnight on January 31, 2008.

OceanFirst Financial Corp.’s subsidiary, OceanFirst Bank, founded in 1902, is a federally-chartered stock savings bank with $1.9 billion in assets and twenty branches located in Ocean, Monmouth and Middlesex counties, New Jersey. The Bank is the largest and oldest community-based financial institution headquartered in Ocean County, New Jersey.

OceanFirst Financial Corp.’s press releases are available at http://www.oceanfirst.com.

Annual Meeting

The Company also announced today that its Annual Meeting of Stockholders will be held on Friday, May 9, 2008, at 10:00 A.M. Eastern Standard Time, at the Crystal Point Yacht Club located at 3900 River Road at the intersection of State Highway 70, Point Pleasant, New Jersey. The record date for shareholders entitled to vote at the Annual Meeting is March 10, 2008.

Forward-Looking Statements

This news release contains certain forward-looking statements which are based on certain assumptions and describe future plans, strategies and expectations of the Company. These forward-looking statements are generally identified by use of the words “believe,” “expect,” “intend,” “anticipate,” “estimate,” “project,” or similar expressions. The Company’s ability to predict results or the actual effect of future plans or strategies is inherently uncertain. Factors which could have a material adverse effect on the operations of the Company and the subsidiaries include, but are not limited to, changes in interest rates, general economic conditions, legislative/regulatory changes, monetary and fiscal policies of the U.S. Government, including policies of the U.S. Treasury and the Federal Reserve Board, the quality or composition of the loan or investment portfolios, demand for loan products, deposit flows, competition, demand for financial services in the Company’s market area and accounting principles and guidelines. These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements. The Company does not undertake – and specifically disclaims any obligation – to publicly release the result of any revisions which may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

OceanFirst Financial Corp.

CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

(dollars in thousands, except per share amounts)

	December 31, 2007	December 31, 2006
ASSETS
Cash and due from banks	$27,547	$32,204
Investment securities available for sale	57,625	82,384
Federal Home Loan Bank of New York stock, at cost	22,941	25,346
Mortgage-backed securities available for sale	54,137	68,369
Loans receivable, net	1,675,919	1,701,425
Mortgage loans held for sale	6,072	82,943
Interest and dividends receivable	6,915	8,083
Real estate owned, net	438	288
Premises and equipment, net	17,882	18,196
Servicing asset	8,940	9,787
Bank Owned Life Insurance	38,430	37,145
Intangible Assets	—	1,114
Other assets	10,653	9,718

Total assets	$1,927,499	$2,077,002

LIABILITIES AND STOCKHOLDERS’ EQUITY

Deposits	$1,283,790	$1,372,328
Securities sold under agreements to repurchase with retail customers	69,807	50,982
Securities sold under agreements to repurchase with the Federal Home Loan Bank	12,000	34,000
Federal Home Loan Bank advances	393,000	430,500
Other borrowings	27,500	17,500
Advances by borrowers for taxes and insurance	7,588	7,743
Other liabilities	9,508	31,629

Total liabilities	1,803,193	1,944,682

Stockholders’ equity:
Preferred stock, $.01 par value, 5,000,000 shares authorized, no shares issued	—	—
Common stock, $.01 par value, 55,000,000 shares authorized, 27,177,372 shares issued and 12,346,465 and 12,262,307, shares outstanding at December 31, 2007 and 2006, respectively	272	272
Additional paid-in capital	203,532	201,936
Retained earnings	154,929	164,121
Accumulated other comprehensive loss	(3,211)	(470)
Less: Unallocated common stock held by Employee Stock Ownership Plan	(5,360)	(6,369)
Treasury stock, 14,830,907 and 14,915,065 shares at December 31, 2007 and 2006, respectively	(225,856)	(227,170)
Common stock acquired by Deferred Compensation Plan	1,307	1,457
Deferred Compensation Plan Liability	(1,307)	(1,457)

Total stockholders’ equity	124,306	132,320

Total liabilities and stockholders’ equity	$1,927,499	$2,077,002

OceanFirst Financial Corp.

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share amounts)

	For the three months ended December 31,		For the years ended December 31,
	2007	2006	2007	2006
	(Unaudited)
Interest income:
Loans	$25,716	$27,334	$105,244	$106,384
Mortgage-backed securities	648	786	2,775	3,304
Investment securities and other	1,451	1,772	6,945	6,874

Total interest income	27,815	29,892	114,964	116,562

Interest expense:
Deposits	8,808	9,362	36,586	33,401
Borrowed funds	6,022	6,698	25,454	25,042

Total interest expense	14,830	16,060	62,040	58,443

Net interest income	12,985	13,832	52,924	58,119
Provision for loan losses	175	50	700	150

Net interest income after provision for loan losses	12,810	13,782	52,224	57,969

Other income (loss):
Loan servicing income	112	106	468	515
Fees and service charges	2,950	2,633	11,674	10,488
Net gain (loss) and lower of cost or market adjustment on sales of loans and securities available for sale	627	(7,115)	(11,048)	1,358
Net income (loss) from other real estate operations	73	(1)	100	(61)
Income from Bank Owned Life Insurance	343	303	1,285	1,143
Other	11	111	52	165

Total other income (loss)	4,116	(3,963)	2,531	13,608

Operating expenses:
Compensation and employee benefits	6,243	6,564	28,469	29,317
Occupancy	1,623	1,287	5,651	4,850
Equipment	592	558	2,202	2,533
Marketing	436	287	1,482	1,517
Federal deposit insurance	183	133	626	533
Data processing	829	847	3,454	3,416
General and administrative	2,469	2,480	10,922	10,215
Goodwill impairment	—	—	1,014	—

Total operating expenses	12,375	12,156	53,820	52,381

Income (loss) before provision (benefit) for income taxes	4,551	(2,337)	935	19,196
Provision (benefit) for income taxes	1,457	(898)	(140)	6,563

Net income (loss)	$3,094	$(1,439)	$1,075	$12,633

Basic earnings (loss) per share	$0.27	$(0.13)	$0.09	$1.09

Diluted earnings (loss) per share	$0.26	$(0.13)	$0.09	$1.07

Average basic shares outstanding	11,612	11,488	11,545	11,547

Average diluted shares outstanding	11,685	11,685	11,648	11,765

OceanFirst Financial Corp.

SELECTED CONSOLIDATED FINANCIAL DATA

(in thousands, except per share amounts)

	At December 31, 2007	At December 31, 2006
STOCKHOLDERS’ EQUITY
Stockholders’ equity to total assets	6.45%	6.37%
Common shares outstanding (in thousands)	12,346	12,262
Stockholders’ equity per common share	$10.07	$10.79
Tangible stockholders’ equity per common share	10.07	10.70

ASSET QUALITY
Allowance for loan losses	$10,468	$10,238
Nonperforming loans	8,741	4,525
Nonperforming assets	9,179	4,813
Allowance for loan losses as a percent of total loans receivable	0.62%	0.57%
Allowance for loan losses as a percent of nonperforming loans	119.76	226.25
Nonperforming loans as a percent of total loans receivable	0.52	0.25
Nonperforming assets as a percent of total assets	0.48	0.23

	For the three months ended December 31,		For the years ended December 31,
	2007	2006	2007	2006
PERFORMANCE RATIOS (ANNUALIZED)
Return on average assets	0.64%	(0.28)%	0.05%	0.62%
Return on average stockholders’ equity	10.09	(4.25)	0.86	9.40
Interest rate spread	2.55	2.51	2.50	2.69
Interest rate margin	2.83	2.81	2.79	2.98
Operating expenses to average assets	2.56	2.36	2.70	2.56
Efficiency ratio	72.36	123.17	97.05	73.03

OceanFirst Financial Corp.

SELECTED LOAN AND DEPOSIT DATA

(in thousands)

LOANS RECEIVABLE

	At December 31, 2007	At December 31, 2006
Real estate:
One- to four-family	$1,084,687	$1,231,716
Commercial real estate, multi-family and land	326,707	306,288
Construction	10,816	13,475
Consumer	213,282	190,029
Commercial	54,279	49,693

Total loans	1,689,771	1,791,201
Loans in process	(2,452)	(2,318)
Deferred origination costs, net	5,140	5,723
Allowance for loan losses	(10,468)	(10,238)

Total loans, net	1,681,991	1,784,368
Less: mortgage loans held for sale	6,072	82,943

Loans receivable, net	$1,675,919	$1,701,425

Mortgage loans serviced for others	$1,026,070	$992,658
Loan pipeline	74,808	294,646

	For the three months ended December 31,		For the years ended December 31,
	2007	2006	2007	2006
Loan originations	$108,554	$295,714	$678,790	$1,221,819
Loans sold	26,160	184,104	385,962	689,561
Net charge-offs	394	222	470	372

DEPOSITS

	At December 31, 2007	At December 31, 2006
Type of Account

Non-interest bearing	$103,656	$114,950
Interest-bearing checking	454,666	408,666
Money market deposit	84,287	105,571
Savings	187,095	200,544
Time deposits	454,086	542,597

	$1,283,790	$1,372,328

OceanFirst Financial Corp.

ANALYSIS OF NET INTEREST INCOME

	FOR THE QUARTERS ENDED DECEMBER 31,
	2007			2006
	AVERAGE BALANCE	INTEREST	AVERAGE YIELD/ COST	AVERAGE BALANCE	INTEREST	AVERAGE YIELD/ COST
	(Dollars in thousands)
Assets
Interest-earning assets:
Interest-earning deposits and short-term investments	$8,740	$96	4.39%	$9,388	$122	5.20%
Investment securities (1)	62,591	900	5.75	82,572	1,241	6.01
FHLB stock	22,729	455	8.01	25,424	409	6.43
Mortgage-backed securities (1)	56,763	648	4.57	71,213	786	4.41
Loans receivable, net (2)	1,686,262	25,716	6.10	1,777,775	27,334	6.15

Total interest-earning assets	1,837,085	27,815	6.06	1,966,372	29,892	6.08

Non-interest-earning assets	97,524			97,480

Total assets	$1,934,609			$2,063,852

Liabilities and Stockholders’ Equity
Interest-bearing liabilities:
Transaction deposits	$733,446	3,745	2.04	$712,966	3,396	1.91
Time deposits	461,101	5,063	4.39	541,486	5,966	4.41

Total	1,194,547	8,808	2.95	1,254,452	9,362	2.99
Borrowed funds	495,617	6,022	4.86	546,100	6,698	4.91

Total interest-bearing liabilities	1,690,164	14,830	3.51	1,800,552	16,060	3.57

Non-interest-bearing deposits	104,697			115,199
Non-interest-bearing liabilities	17,061			12,798

Total liabilities	1,811,922			1,928,549
Stockholders’ equity	122,687			135,303

Total liabilities and stockholders’ equity	$1,934,609			$2,063,852

Net interest income		$12,985			$13,832

Net interest rate spread (3)			2.55%			2.51%

Net interest margin (4)			2.83%			2.81%

	FOR THE YEARS ENDED DECEMBER 31,
	2007			2006
	AVERAGE BALANCE	INTEREST	AVERAGE YIELD/ COST	AVERAGE BALANCE	INTEREST	AVERAGE YIELD/ COST
	(Dollars in thousands)
Assets
Interest-earning assets:
Interest-earning deposits and short-term investments	$10,572	$526	4.98%	$8,885	$437	4.92%
Investment securities (1)	68,118	4,561	6.70	83,999	5,122	6.10
FHLB stock	24,110	1,858	7.71	24,575	1,315	5.35
Mortgage-backed securities (1)	62,110	2,775	4.47	77,416	3,304	4.27
Loans receivable, net (2)	1,729,064	105,244	6.09	1,758,230	106,384	6.05

Total interest-earning assets	1,893,974	114,964	6.07	1,953,105	116,562	5.97

Non-interest-earning assets	100,398			96,752

Total assets	$1,994,372			$2,049,857

Liabilities and Stockholders’ Equity
Interest-bearing liabilities:
Transaction deposits	$725,755	14,861	2.05	$717,811	11,940	1.66
Time deposits	491,465	21,725	4.42	534,056	21,461	4.02

Total	1,217,220	36,586	3.01	1,251,867	33,401	2.67
Borrowed funds	521,023	25,454	4.89	531,265	25,042	4.71

Total interest-bearing liabilities	1,738,243	62,040	3.57	1,783,132	58,443	3.28

Non-interest-bearing deposits	112,649			120,482
Non-interest-bearing liabilities	18,625			11,875

Total liabilities	1,869,517			1,915,489
Stockholders’ equity	124,855			134,368

Total liabilities and stockholders’ equity	$1,994,372			$2,049,857

Net interest income		$52,924			$58,119

Net interest rate spread (3)			2.50%			2.69%

Net interest margin (4)			2.79%			2.98%

(1)	Amounts are recorded at average amortized cost.
(2)	Amount is net of deferred loan fees, undisbursed loan funds, discounts and premiums and estimated loss allowances and includes loans held for sale and non-performing loans.
(3)	Net interest rate spread represents the difference between the yield on interest-earning assets and the cost of interest-bearing liabilities.
(4)	Net interest margin represents net interest income divided by average interest-earning assets.